UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ZIM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Canada (State or Other Jurisdiction of Incorporation)	N/A (I.R.S. Employer Identification No.)

150-150 Isabella Street, Ottawa, Ontario, Canada K1S 1V7

(Address of Principal Executive Offices)

Director Compensatory Options

(Full Title of the Plan)

Michael Cowpland

President and Chief Executive Officer

ZIM Corporation

150-150 Isabella Street

Ottawa, Ontario, Canada K1S 1V7

(Name and address of agent for service)

(613) 727-1397

(Telephone number, including area code, of agent for service)

with copies to:

Matthew C. Dallett

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts 02199

(617) 239-0100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, no par value	6,110,000 shares	$0.04	$244,400	$26.15

(1)

Represents shares issuable upon exercise of certain Director Compensatory Options (the "Plan") of ZIM Corporation, a corporation governed by the Canada Business Corporations Act (the "Registrant", "ZIM" or the "Company"). Each option entitles the holder thereof to purchase one share of the common stock, no par value (the "Common Stock"), of the Registrant. Pursuant to Rule 416, the amount registered includes an indeterminable number of shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)	This registration statement registers 6,110,000 shares issuable upon exercise of Plan Options.

(3)

Estimated solely for the purpose of determining the registration fee and computed pursuant to Rules 457(c) and 457(h) based upon the average of the high and low prices on June 27, 2006 as reported on the Over the Counter Bulletin Board.

Note

This Registration Statement includes a form of prospectus to be used by certain persons who may be deemed to be affiliates of the Registrant in connection with the resale of shares of Common Stock received by such persons pursuant to the exercise of Director Compensatory Options, which shares are subject to this Registration Statement.

PROSPECTUS

ZIM CORPORATION

6,110,000 SHARES

This Prospectus covers the offer and sale of up to 6,110,000 shares of Common Stock by certain selling shareholders. These selling shareholders include directors of the Company who may be considered affiliates of the Company under the securities laws. The shares have been acquired, or may be acquired, upon the exercise of options.

The selling shareholders may sell their Common Stock from time to time in the over-the-counter market at the prevailing market price or in privately negotiated transactions. We will receive no proceeds from the sale of the shares by the selling shareholder. However, we will have received the option exercise price (which will be equal to the fair market value of a share of Common Stock on the date the respective option is granted) for each share sold under this Prospectus.

Our Common Stock is quoted on the over-the-counter bulletin board under the symbol "ZIMCF". On June 27, 2006 the average of the high and low prices of the Common Stock was $0.04 per share.

This investment involves a high degree of risk. You should invest in the Common Stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 8 of this Prospectus.

Please read this Prospectus carefully. It describes our Company, finances, products and services. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front page of this Prospectus. In this Prospectus, all references to "$" are to U.S. dollars and all references to "CDN$" are to Canadian dollars.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is June 29, 2006

PART 1

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

COMPANY OVERVIEW

ZIM Corporation (“ZIM”, “Our” or “We”) is a provider of mobile messaging and data services. We use our technology and expertise to expand the use of the mobile phone beyond voice to include SMS messages and other content, such as ringtones and wallpapers. We also have a database product known as Zim IDE that is used by companies in the management of information databases.

We focus on two businesses: mobile and database. Following our 2004 acquisition of EPL Communications Limited and E-Promotions Limited (together referred to as “EPL”), we have concentrated on providing aggregation services to mobile content providers. Recently we have expanded the mobile business through an acquisition, effective April 1, 2006, of a mobile content company. We plan to leverage our mobile offering to focus more on mobile content while continuing to offer aggregation services.

We are a corporation formed under the laws of Canada on October 17, 2002 with our primary office in Ottawa, Canada. Our Common Stock is listed on the Over the Counter Bulletin Board under the symbol “ZIMCF.”

MOBILE

Our business strategy initially involved the design and development of a line of mobile data software products and services. We designed these mobile data software products to take advantage of the existing wireless data network infrastructure known as SMS. SMS, mobile messaging, or text messaging, as it is also known, enables users to communicate person to person and application to person through cellular handsets and other SMS-enabled devices.

The expertise we gained in the SMS infrastructure and network allowed us to expand into the aggregation of SMS messages subsequent to the EPL acquisition in 2004. Aggregators transmit a broad variety of messaging, content, and applications worldwide. ZIM is now providing an operator-grade, high-volume delivery infrastructure that is scalable, with detailed reporting available to our mobile content customers.

During the year ended March 31, 2006, it became apparent that the SMS aggregation market was becoming consolidated, which made it increasingly difficult for us to compete. We noticed a downward trend in sales of aggregation services by the end of the third quarter and decided to expand our product and service offering. Effective April 1, 2006 we acquired Advanced Internet Inc. (“AIS”), from Advanced Telecom Services (“ATS”). AIS owns and operates two internet mobile content sites known as www.ringingphone.com and www.monstertones.com. As a mobile content provider, we will allow cell phone users to primarily download ringtones and wallpapers (or pictures). Consumers can order these services through the web site or through their mobile phones on a monthly subscription basis or per-message basis.

Our Mobile business currently generates revenue primarily from messaging service fees paid to us by mobile content providers. However, with the acquisition of AIS, we also expect revenue from subscriber fees.

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As of March 31, 2006, we had relationships with many leading mobile operators, including Rogers, Bell and Telus in Canada and T-Mobile, O2, Orange and Vodafone in the United Kingdom. We also have relationships with other mobile aggregators internationally to enable our customers to connect to cell phone users around the world. With the acquisition of AIS, we also have gained relationships with major record labels.

We believe that the potential for growth of mobile content in North America, the brand awareness with our recently acquired ringingphone.com and Monstertones.com websites and the trend towards the cell phone being more than a voice device will enable us to improve our financial results in the near term. Prior to our moving into the mobile content space as a content provider, we noted the following reports:

•

In the United States, where we currently focus our marketing efforts, music ringtones are predicted to generate $600 million in sales in calendar 2006, according to research from BMI, an American performing rights organization that began tracking ringtone sales in 2001.

•

TopTenREVIEWS, Inc., an Internet publisher of expert product reviews for software and web services, ranked our new internet portals, ringingphone.com and monstertones.com, in the top 15 ringtone sites for 2006.

•

A survey published by the BBC indicates that mobile phones are becoming an increasingly popular way to listen to music in MP3 format. Nearly one in five of those questioned listened to music via a mobile phone, reported researchers TNS, a global marketing research company and market information group.

.

OUR MOBILE OFFERING

PREMIUM SMS

Premium SMS services open up a variety of possibilities for content providers, application or service developers and marketers looking to monetize their mobile applications, services or payment solutions. Premium SMS messages consist of content such as sports trivia, horoscopes and jokes. Premium SMS works through the use of Short Codes (short, easy to remember phone numbers) and a corresponding tariff, typically between $0.25 and $5, that is assigned to each number. Mobile subscribers are reverse billed for these tariffs when they receive a Premium SMS message. The tariff charge automatically appears on the mobile user's monthly bill or is deducted from their pre-paid card.

Premium SMS has proven to be the most effective way of charging end-users for mobile service as it is user friendly, and it outperforms other micro-payment solutions. Mobile payments are being used for a wide range of applications, such as purchasing parking passes and vending machine items or ordering online subscriptions and are quickly gaining popularity with mobile users internationally.

BULK SMS

Bulk SMS enables content providers and marketers to send message to a large number of recipients concurrently. Our Bulk SMS service provides direct, reliable carrier connections, as well as web based tools to help build effective SMS campaigns, SMS alerts and updaters.

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VIRTUAL MOBILE

Virtual Mobile is an inbound SMS solution that allocates a mobile number to an SMS server. With Virtual Mobile, users send SMS messages to this defined mobile number and the information is captured by the SMS application. Virtual Mobile is used for SMS-enabled interactive applications, services and advertising promotions including:

•	Interactive broadcasting – users send text votes for TV and radio contests;
•	Entertainment and information services - interactive SMS games, SMS chat, SMS finder, and on-demand financial, travel, sports, news information; and
•	Mobile advertising - Print media and packaging, SMS coupons, competitions and games, billboards and big screen advertising.

DATABASE

Historically, we were a developer and provider of the Zim IDE software, which is used by companies in the design, development, and management of information databases. We now license the Zim IDE software products to customers through direct sales.

The Zim IDE software provides an integrated development environment for Microsoft Windows and UNIX computer operating systems. An integrated development environment is a set of programs that runs from a single user interface for use in the creation and management of corporate databases.

The Zim IDE software was designed to handle complex data management in a more efficient manner than the database technologies historically provided. The distinctive characteristic of the Zim IDE software is the fact that our object dictionary contains more than just a table of data. Instead, all relationships and data information are concurrently stored in the object dictionary, making it easier to manage and retrieve information. Furthermore, Zim IDE software uses data sets rather than record-by-record access to manage information. This technique further simplifies the management of data.

The Zim IDE software has been used to develop database applications that have been deployed in a wide range of industries, including finance, marketing, human resources, information and records management. Applications built with the Zim IDE also fully access most other major databases such as Oracle and SQL Server.

COMPETITION

ZIM operates primarily in the mobile content industry, historically as an aggregator. In the upcoming fiscal year we will be entering a new business line as a mobile content owner and distributor. Competitors include mobile application providers, mobile application aggregators, entertainment and other digital media companies, and the mobile operators themselves, as they also offer mobile content directly to their end users.

Both the aggregation industry and the mobile content industry are highly competitive and rapidly changing due to the nature of the growing market. We have many competitors in the industry, including, WIN PLC, MBlox and Mobile365 in aggregation and Verisign, which owns Jamster and Monstermob in mobile content. These competitors may have certain competitive advantages over us, including but not limited to:

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•	substantially greater financial and technical resources;
•	more extensive and well developed marketing and sales networks;
•	greater global brand recognition; and
•	larger customer bases.

We compete within the aggregation market primarily for volume of traffic and strategic relationships. Since the mobile content market is aimed at consumer, rather than business customers, we compete in the mobile content market for subscribers and for the quality of the content in our offering.

Our existing competitors may in the future achieve greater market acceptance and gain additional market share. It is also possible that new competitors may emerge and acquire significant market share. Please refer to the section of this report entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock” for a more detailed discussion of the risks we face from our competitors.

We compete in the aggregation environment based on our ability to connect to international operators through a variety of strategic relationships with other aggregators and mobile operators. We have developed strategic relationships with a range of content and service partners in order to serve our customers more effectively and to extend our services to an international audience. We compete in the mobile content space based on the existing brand recognition and our ability to offer new and intriguing content.

In addition, we believe our competitive position is enhanced by the strength of our technical infrastructure.

CUSTOMERS

As of March 31, 2006, we had over 100 customers in over 10 countries. One customer, SIT Consulting Ltd, accounted for approximately 18% of our revenues for the year ended March 31, 2006.

GOVERNMENTAL REGULATION

Because of the increasing use of the Internet and mobile devices, and the public’s concern for privacy, U.S. and foreign governments have adopted, or may in the future adopt, laws and regulations relating to the Internet or use of mobile devices, addressing issues such as user privacy, security, pricing, age verification, content quality, copyrights and distribution techniques. We could become subject to new laws and regulations in various countries that could limit our ability to market our products and to distribute and/or collect user information. These or other laws or regulations that may be enacted in the future could have adverse effects on our business, including higher regulatory compliance costs, limitations on our ability to provide some services in some countries, and liabilities which might be incurred through lawsuits or regulatory penalties. We believe we take steps using industry standard tools such as firewall, VPN, encryption and antivirus to protect the security and confidentiality of the information we collect and store but there is no guarantee that third parties or partners or employees will not gain unauthorized access despite our efforts or that we will not incur costs in complying with our notification obligations under such circumstances.

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EMPLOYEES

As at March 31, 2006, we had 25 full-time employees, with 11 employees in selling, general and administration and 14 employees in technical areas including technical support and research and development. We consider our relations with our employees to be excellent, and none of our employees are covered by a collective bargaining agreement.

Of these employees, 22 are based in Ottawa, Canada; three are in Sao Paolo, Brazil.

FACTORS AFFECTING OUR OPERATING RESULTS, BUSINESS PROSPECTS AND MARKET PRICE OF STOCK

This report on Form S-8 contains forward-looking statements. When considering the forward-looking statements made in this Report, you should consider the risks set forth directly below, and other cautionary statements throughout this Report, which may cause actual results to vary materially for the outcomes discussed in the forward-looking statements.

RISKS RELATED TO OUR BUSINESS

BECAUSE OUR OPERATING HISTORY IS LIMITED AND THE REVENUE AND INCOME POTENTIAL OF OUR BUSINESS AND MARKETS ARE UNPROVEN, WE CANNOT PREDICT WHETHER WE WILL MEET INTERNAL OR EXTERNAL EXPECTATIONS OF FUTURE PERFORMANCE.

We believe that our future success depends on our ability to significantly increase revenue from our operations, of which we have a limited history. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development. These risks include our ability to:

•	Offer competitive pricing for our services;
•	Offer new and innovative mobile content;
•	Maintain our current relationships and develop new strategic relationships with mobile content designers and mobile operators;
•	Attract and retain qualified employees; and
•	Upgrade our technology infrastructure to manage increased messaging demands and trends.

WE HAVE CONTRACTED WITH THIRD PARTIES TO PROVIDE MOBILE CONTENT FOR OUR RECENTLY ACQUIRED INTERNET PORTALS AND WE MAY LOSE USERS AND REVENUE IF THESE ARRANGEMENTS ARE TERMINATED.

We have arrangements with a number of third parties to provide mobile content to our subscriber base. Although no single third party service provider is critical to our operations, if these parties fail to develop and maintain high-quality and successful mobile content, or if a large number of our existing relationships are terminated, we could lose customers and our content may become less desirable.

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WE MAY EXPERIENCE DIFFICULTIES ACCURATELY FORECASTING OUR OPERATING RESULTS, THEREBY MAKING OUR BUSINESS OPERATIONS MORE DIFFICULT TO SUSTAIN.

Due to our limited operating history in the mobile content, we may not be able to accurately forecast its future operating results. If our gross margins from our operations fall materially short of estimated expenses, our business operations will become more difficult to sustain since we will then have to reduce our spending and/or raise additional capital over and above any current capital raising plans. It may not be possible for us to accomplish either task in a timely manner, or at all, in which event we would have to curtail or suspend certain or all of our business operations. Any action to such effect is likely to have a material adverse effect on our business relationships, financial results, financial condition and prospects.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

We may experience significant fluctuations in our quarterly operating results due to a variety of factors, many of which are outside of our control. Factors that may cause our quarterly operating results to fluctuate include: our ability to retain existing customers, attract new customers at a steady rate and maintain user satisfaction; technical difficulties or system downtime; the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; and industry regulation. As a result of these and other factors, you should not place undue reliance on quarter-to-quarter comparisons of our operating results as indicators of likely future performance.

WE MAY NOT BE ABLE TO ADAPT QUICKLY ENOUGH TO TECHNOLOGICAL CHANGE AND CHANGING CUSTOMER REQUIREMENTS, THEREBY LOSING SALES.

If we are unable to adapt to the rapid changes in technology and customer needs that are inherent to the mobile industry, we may lose sales and fail to grow. In order to meet these rapid changes, we will have to effectively integrate new wireless and data technologies, continue to develop our technologies and technical expertise and respond to changing customer needs.

THE LOSS OF THE SERVICES OF DR. MICHAEL COWPLAND AND OTHER KEY PERSONNEL COULD NEGATIVELY AFFECT OUR BUSINESS.

The loss of the services of Dr. Michael Cowpland and other key personnel could affect our performance in a material and adverse way. We currently depend heavily on the services of Dr. Cowpland as well as his ability to, and past practice of, funding our cash requirements from time to time. For example, Dr. Cowpland, and a holding company owned by his spouse, have provided financing of approximately $6.4 million to us. However, there can be no assurance that either of them will continue to do so.

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THERE IS SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our ability to continue as a going concern is subject to substantial doubt given our current financial condition and requirements for additional funding. If we are unable to continue as a going concern, investors in our common shares will likely lose their entire investment. We have indicated in our financial statements that there is substantial doubt about our ability to continue as a going concern. In addition, the report of the independent registered public accounting firm to our audited consolidated financial statements for the year ended March 31, 2006 includes an explanatory paragraph which indicates that there is substantial doubt about our ability to continue as a going concern. There can be no assurance that we will be successful in raising additional funding as required.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDS IN A TIMELY MANNER OR ON ACCEPTABLE TERMS, WE MAY HAVE TO CURTAIL OR SUSPEND CERTAIN OF OUR BUSINESS OPERATIONS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS RELATIONSHIPS, FINANCIAL RESULTS, FINANCIAL CONDITION AND PROSPECTS.

If we are unable to obtain additional funds in a timely manner or on acceptable terms, we may have to curtail or suspend certain of our business operations, which could have a material adverse effect on our business relationships, financial results, financial condition and prospects. We anticipate that our cash, net of bank indebtedness, at March 31, 2006 of $207,068, along with cash generated from operations, will not be sufficient to meet our present operating and capital expenditures for the next three months. We will require substantially more funds to continue and expand our business operations.

ZIM EXPECTS TO INCUR OPERATING LOSSES FOR A MINIMUM OF THE NEXT TWELVE MONTHS. SUCH LOSSES WILL DIRECTLY AFFECT OUR REQUIREMENTS FOR ADDITIONAL FUNDS AND ABILITY TO CONTINUE AS A GOING CONCERN.

Our anticipated requirements for additional funds are based, in large part, upon our expectation that we will incur operating losses for the next twelve months. The extent to which these anticipated losses are actually incurred will directly affect our need for additional capital and ability to continue as a going concern. If the shortfall between the revenues generated and our operating expenses for the next twelve months is greater than the operating losses which are already expected, our need to secure additional funds is likely to increase accordingly and further adversely affect our ability to continue as a going concern. Moreover, we cannot assure that actual operating losses will not exceed management's current expectations. These anticipated operating losses are due in part to anticipated costs in the marketing of our new line of mobile content and our ability to increase the number of subscribers.

IN MAY 2003 A SHAREHOLDER DISTRIBUTED SHARES OF OUR COMMON SHARES IN A MANNER THAT MAY GIVE HOLDERS OF THOSE SHARES RESCISSION RIGHTS UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS, AND COULD EXPOSE US TO PENALTIES, FINES OR OTHER LITIGATION.

In May 2003, one of our shareholders distributed shares of our common stock that it held to approximately 70 persons. It is possible that this distribution was not effected in compliance with United States federal and state securities laws. If the distribution was an offer and sale of securities and it was not exempt from the registration requirements of United States federal or state securities laws, then those who received our shares in the distribution have rights to bring claims against us for rescission or damages. Since the distribution did not involve any issuance of securities for cash, it is uncertain how rescission would be valued or damages would be determined. It is possible that the value would be measured as the decline in the value of our stock since that date, or as the decline in value compared with the consideration given (if any), or some alternative method. We cannot offer any assurance that the extent of our exposure to damages would be limited to these amounts, or calculated according to these assumptions. We would contest any such claim, but any such litigation would be costly to defend and could harm our results of operations, financial condition and liquidity. Investors who have acquired shares since that distribution might claim they were misled in their investment decision, which would further increase our exposure to litigation costs and potential damages. In addition, we may be subject to penalties or fines relating to these issues. Any of these potential events could harm our results of operations, financial condition and liquidity.

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WHILE WE BELIEVE THAT WE WILL HAVE ADEQUATE INTERNAL CONTROL PROCEDURES IN PLACE FOR MARCH 31, 2008, WE ARE STILL EXPOSED TO POTENTIAL RISKS FROM RECENT LEGISLATION REQUIRING COMPANIES TO EVALUATE CONTROLS UNDER SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002.

While we believe that we will have adequate internal control procedures in place for March 31, 2008, we are still exposed to potential risks from the requirement to evaluate internal controls under Section 404 of the Sarbanes-Oxley Act of 2002. Under the supervision and with the participation of our management, we are evaluating our internal control systems in order to allow management to report on, and our registered independent public accounting firm to attest to, our internal controls, as required by Section 404 of the Sarbanes-Oxley Act. Throughout this process, we will incur additional expenses and use of management's time. In addition, if we are not able to continue to meet the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect our financial results and the market price of our shares.

OUR STRATEGIC DIRECTION IS EVOLVING, WHICH COULD NEGATIVELY AFFECT OUR FUTURE RESULTS.

Since inception, our business model has evolved and is likely to continue to evolve as we refine our offerings and market focus. Since 2004, we have focused on our SMS aggregation services. We continue to evaluate opportunities in a rapidly evolving market. We plan to leverage our intellectual capital and core technologies to focus more on mobile content and offering our product to the end user, as opposed to the mobile content provider.

As part of this plan, on April 1, 2006, we acquired AIS and have realigned our operations to offering a service directly to the end user, as opposed to a mobile content provider. These changes to our business may not prove successful in the short or long term and may negatively impact our financial results. We will continue to offer aggregation services to mobile content providers.

WE OPERATE IN NEW AND RAPIDLY EVOLVING MARKETS, AND OUR BUSINESS MODEL CONTINUES TO EVOLVE, WHICH MAKES IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS.

Our potential for future profitability must be considered in the light of the risks, uncertainties, and difficulties encountered by companies that are in new and rapidly evolving markets and continuing to innovate with new and unproven technologies or services, as well as undergoing significant change. Our mobile business is in a new industry that has undergone rapid and dramatic changes in its short history. In addition to the other risks we describe in this section, some of these risks relate to our potential inability to attract and retain unique and sought after mobile content; to control expenditures and to respond quickly and appropriately to industry developments, including rapid technological change; changes in customer requirements; and new products introduced into our markets by our competitors. If we do not effectively address the risks we face, we may not achieve profitability.

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IN THE NEW FISCAL YEAR, WE WILL DEPEND ON THIRD PARTIES FOR CONTENT, AND THE LOSS OF ACCESS TO OR INCREASED COST OF THIS CONTENT COULD CAUSE US TO REDUCE OUR PRODUCT OFFERINGS TO CUSTOMERS AND COULD NEGATIVELY IMPACT OUR FINANCIAL RESULTS.

AIS has the right to acquire content from numerous third-party content providers, and our future success with AIS is highly dependent upon our ability to maintain these relationships and enter into new relationships with other content providers.

We will license content under arrangements that require us to pay usage or fixed monthly fees for the use of the content. In the future, some of our content providers may not give us access to important content or may increase the royalties, fees or percentages that they charge us for their content, which could have a negative impact on our net earnings. If we fail to enter into or maintain satisfactory arrangements with these content providers, our ability to provide a variety of products and services to our customers could be severely limited, thus harming our operating results.

IF WE ARE UNABLE TO MANAGE THE INTEGRATION OF OUR ACQUIRED BUSINESSES, OUR FINANCIAL CONDITION AND OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

A failure to effectively manage the integration of any acquisitions we may make may adversely affect our business and financial condition. Any acquisition that we make will place significant demand on management, technical and other resources.

In particular, failure to understand the mobile content market quickly will adversely affect the acquisition of AIS. Our failure to manage the integration of the mobile content platform acquired from AIS with our existing technical infrastructure will adversely affect the acquisition of AIS.

WE HAVE AFFILIATED SHAREHOLDERS WHO CAN SUBSTANTIALLY INFLUENCE THE OUTCOME OF ALL MATTERS VOTED UPON BY OUR SHAREHOLDERS AND WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.

The beneficial ownership of the Chief Executive Officer and related parties is approximately 52%. As a result, they are able to substantially influence all matters requiring the approval of our shareholders, including the election of directors and the approval of significant corporate transactions such as acquisitions. This concentration of ownership could delay, defer or prevent a change in control or otherwise impede a merger or other business combination that the Board of Directors or other shareholders may view favorably.

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NEW ACCOUNTING PRONOUNCEMENTS MAY REQUIRE US TO CHANGE THE WAY IN WHICH WE ACCOUNT FOR OUR OPERATIONAL OR BUSINESS ACTIVITIES.

The Financial Accounting Standards Board ("FASB") and other bodies that have jurisdiction over the form and content of our accounts are constantly discussing proposals designed to ensure that companies best display relevant and transparent information relating to their respective businesses. The effect of the pronouncements of FASB and other bodies may have the effect of requiring us to account for revenues and/or expenses in a different manner than the manner in which we have had experience.

RISKS RELATED TO THE INDUSTRIES IN WHICH WE OPERATE

INTENSE COMPETITION IN THE MOBILE MARKET COULD PREVENT US FROM INCREASING SUBSCRIPTIONS FOR OUR SERVICES OR CAUSE US TO LOSE MARKET SHARE.

Our future business model depends on our ability to sell our mobile content offering. Our competitors may have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater name recognition or more established relationships in the industry than we have. Our competitors may be able to adopt more aggressive pricing policies, develop and expand their service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale, and devote greater resources to the marketing and sale of their services than we can. Because of these competitive factors and due to our relatively small size and financial resources, we may be unable to compete successfully.

CONSOLIDATION IN THE INDUSTRIES IN WHICH WE OPERATE COULD LEAD TO INCREASED COMPETITION AND LOSS OF CUSTOMERS.

The mobile industry has experienced substantial consolidation. We expect this consolidation to continue. These acquisitions could adversely affect our business and results of operations in a number of ways, including the following:

•	our distribution partners could acquire or be acquired by one of our competitors and terminate their relationship with us;
•	our distribution partners could merge with each other, which could reduce our ability to negotiate favorable terms;
•	competitors could improve their competitive positions through strategic acquisitions; and
•	companies from whom we acquire content could acquire or be acquired by one of our competitors and stop licensing content to us, or gain additional negotiating leverage in their relationships with us.

SELLING SHAREHOLDERS

The Director Compensatory Options were granted to Directors of the Company. Shares issued upon exercise of such options are being registered for resale by the directors. The shares of Common Stock to which this Prospectus relates are being registered for re-offers and re-sales by the selling shareholders who may acquire such shares pursuant to the exercise of options. Such selling shareholders may resell all, a portion, or none of such shares from time to time.

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The table below sets forth with respect to each selling shareholder, based upon information available to the Company as of June 27, 2006 the number of shares of Common Stock beneficially owned before and after the sale of the outstanding shares of Common Stock owned before and after the sale of the Common Stock hereby.

Name of Selling Shareholder	Shares of Common Stock Owned Prior to Offering (1)	Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After Offering
			Number (2)	Percent (3)
Michael Cowpland	35,780,780	5,710,000	41,490,780	52%
James Stechyson	780,000	100,000	880,000	1%
Steve Houck	200,000	200,000	400,000	1%
Charles Saikaley	200,000	100,000	400,000	1%

		6,110,000

(1)

Under United States Securities and Exchange Commission rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power. Unless otherwise indicated, we believe that all persons named in the table above have sole voting and investment power with respect to all shares beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options.

(2)	Assumes the sale of all shares offered hereby.
(3)	Based on a total of 69,561,569 common shares issued and outstanding as of June 27, 2006

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares. However, we will have received the option exercise price (which was equal to the fair market value of a share of Common Stock on the date the respective option were granted) for each share sold under this Prospectus. We intend to use these proceeds, if any, for working capital and other general corporate purposes.

PLAN OF DISTRIBUTION

We are registering securities on behalf of the selling shareholders. All cost, expenses and fees in connection with the registration of such securities will be paid by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be paid by the selling shareholders.

The selling shareholders may sell up to 6,110,000 shares of Common Stock from time to time. Each selling shareholder may sell his or her shares (i) in market transactions on the over-the counter bulletin board, to a broker-dealer, including a market maker, who purchases the shares for its own account; or (ii) in privately negotiated transactions. Each selling shareholder may also pledge his or her shares from time to time, and the lender may sell the shares upon foreclosure.

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The decision to sell any securities is within the sole discretion of the selling shareholder. Each is free to offer and sell his or her shares at time, in a manner and at prices as he determines.

In addition, any selling shareholder may elect to sell his or her shares publicly pursuant to SEC Rule 144 and not in a transaction pursuant to this prospectus.

Each selling shareholder may sell the shares at a negotiated price or at the market price or both. They may sell their shares directly to a purchaser or they may use a broker. If a broker is used, the selling shareholder may pay a brokerage fee or commission or he may sell the shares to the broker at a discount from the market price. The purchaser of the shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by the selling shareholder for the sale of any of their shares.

Each selling shareholder and broker-dealer, if any, acting in connection with sales by the selling shareholder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale by them of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby has been passed upon for the Company by LaBarge Weinstein P.C. 515 Legget Drive, Suite 800, Kanata, Ontario K2K 3G4.

EXPERTS

The audited consolidated financial statements of ZIM Corporation as at March 31, 2006 and 2005 and for years then ended incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Raymond Chabot Grant Thornton LLP.

AVAILABLE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the United States Securities and Exchange Commission ("SEC"). You may read any copy of the Company's reports and other information which the Company may file with the SEC at the SEC's public reference room in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the SEC. The address of this web site is http://www.sec.gov.

A registration statement on Form S-8 with respect to the shares covered by this Prospectus has been filed with the SEC. This Prospectus constitutes the prospectus of the Company that is filed as part of such registration statement with respect to the sale of the shares by the selling shareholders. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the registration statement and reference is hereby made to the registration statement for further information with respect to the Company and the Common Stock.

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DOCUMENTS INCORPORATED BY REFERENCE

The Company hereby incorporates by reference the documents listed below:

(a)	The Registrant’s Annual Report on Form 10-KSB for the year ended March 31, 2006 filed on June 28, 2006;

(b)	The Registrant’s Current Reports on Form 8-K dated April 1, 2006 filed on April 4, 2006, June 13, 2006 filed on June 15, 2006 and June 28, 2006 filed on June 28, 2006; and

(c)

The description of the Registrant’s Common Stock contained in the Registration Statement on Form SB-2 (Registration No.333-106412) filed with the Commission on June 24, 2003, including amendments thereto.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates all shares of Common Stock offered hereunder have been sold or that deregisters all shares of Common Stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date such documents are filed.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into the information which this Prospectus incorporates). Requests for such information should be directed to the Company at 150-150 Isabella Street, Ottawa, Ontario, Canada K1S 1V7.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Registrant's By-Laws limit, to the maximum extent permitted by Canadian law, the personal liability of directors and officers of monetary damages for breach of their fiduciary duties as directors or officers. The By-Laws provide further that the Registrant shall indemnify to the fullest extent permitted by Canadian law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Registrant. The By-Laws also provide that the directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Registrant to the maximum extent permitted by Canadian law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

The following documents filed with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-KSB for the year ended March 31, 2006 filed on June 28, 2006;

(b)	The Registrant’s Current Reports on Form 8-K dated April 1, 2006 filed on April 4, 2006, June 13, 2006 filed on June 15, 2006 and June 28, 2006 filed on June 28, 2006; and

(c)

The description of the Registrant’s Common Stock contained in the Registration Statement on Form SB-2 (Registration No.333-106412) filed with the Commission on June 24, 2003, including amendments thereto.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates all shares of Common Stock offered hereunder have been sold or that deregisters all shares of Common Stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date such documents are filed.

Item 4. Description of Securities

Not Applicable.

Item 5. Interest of Named Experts and Counsel

Not applicable

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Item 6. Indemnification of Directors and Officers

The Registrant's By-Laws limit, to the maximum extent permitted by Canadian law, the personal liability of directors and officers of monetary damages for breach of their fiduciary duties as directors or officers. The By-Laws provide further that the Registrant shall indemnify to the fullest extent permitted by Canadian law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Registrant. The By-Laws also provide that the directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Registrant to the maximum extent permitted by Canadian law. In order to be eligible for indemnification, a director must have (i) acted honestly and in good faith with a view to the best interests of the Corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that such the director’s conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption and Registration Claimed

Not Applicable

Item 8.	Exhibits.
Exhibit Number	Description of Exhibit
5	Opinion of LaBarge Weinstein P.C.
23.1	Consent of Raymond Chabot Grant Thornton LLP, Independent Registered Public Accounting Firm.
23.2	Consent of LaBarge Weinstein P.C. Included in Exhibit 5.
24	Power of Attorney. Contained on the signature page hereto.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

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(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ottawa, Canada, on June 29, 2006.

ZIM CORPORATION

By: /s/ Michael Cowpland Michael Cowpland President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of the Company, hereby severally constitute and appoint Michael Cowpland and Matthew C. Dallett, and each of them singly, our true and lawful attorneys, with full power to them in any and all capacitates, to sign any amendments to this Registration Statement on Form S-8 (including pre-and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael Cowpland Michael Cowpland	President, Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2006
/s/ Steven Houck Steven Houck	Director	June 29, 2006
/s/ Charles Saikaley Charles Saikaley	Director	June 29, 2006
/s/ James Stechyson James Stechyson	Director	June 29, 2006
/s/ Donald Gibbs Donald Gibbs	Director	June 29, 2006

Exhibit Index

Exhibit Number	Description of Exhibit
5	Opinion of LaBarge Weinstein P.C.
23.1	Consent of Raymond Chabot Grant Thornton LLP, Independent Registered Public Accounting Firm.
23.2	Consent of LaBarge Weinstein P.C. Included in Exhibit 5.
24	Power of Attorney. Contained on the signature page hereto.